Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-69776, 333-176085, and 333-229776 on Form S-8 of our report dated June 24, 2025, relating to the financial statements and financial statement schedule of the Marsh & McLennan Agency 401(k) Savings & Investment Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
New York, New York
June 24, 2025